As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-233224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT nO. 333-233224

UNDER THE SECURITIES ACT OF 1933

Liquidia Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1926605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Davis Drive, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

LIQUIDIA TECHNOLOGIES, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Neal F. Fowler Chief Executive Officer Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, North Carolina (919) 328-4400	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

explanatory note:

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”) of Liquidia Technologies, Inc., a Delaware corporation (the “Company”), filed on August 12, 2019, pertaining to 300,000 shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), which were available for sale under the Liquidia Technologies, Inc. 2019 Employee Stock Purchase Plan.

On November 18, 2020, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2020, by and among the Company, RareGen, LLC, a Delaware limited liability company (“RareGen”), Gemini Merger Sub I, Inc., a Delaware corporation (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company (“RareGen Merger Sub”), PBM RG Holdings, LLC, a Delaware limited liability company, as Members’ Representative, and Liquidia Corporation, a newly formed Delaware corporation (“Liquidia Corporation”), Liquidia Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into the Company (the “Liquidia Technologies Merger”), and RareGen Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into RareGen (the “RareGen Merger” and, together with the Liquidia Technologies Merger, the “Merger Transaction”). Upon consummation of the Merger Transaction, the separate corporate existences of Liquidia Merger Sub and RareGen Merger Sub ceased and the Company and RareGen survive as wholly owned subsidiaries of Liquidia Corporation.

In connection with the Merger Transaction, each outstanding share of Company Common Stock, whether certificated or held in book-entry form, automatically converted into one share of common stock, $0.001 par value per share, of Liquidia Corporation (“Liquidia Corporation Common Stock”), and such shares of Company Common Stock converted into Liquidia Corporation Common Stock were cancelled.

Due to the completion of the Merger Transaction, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any, and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on November 18, 2020.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal F. Fowler
Name: Neal F. Fowler
Title: Chief Executive Officer